Exhibit 23.4

CONSENT OF EXPERT

          We consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. on Form S-4 of the references to our firm and to our report dated October 11, 2005, with respect to estimation of the liability of Maremont Corporation for pending and reasonably estimable unasserted future asbestos-related claims, which are included under the headings “Item 3. Legal Proceedings,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the fiscal year ended September 30, 2005.

/s/ Charles S. Bates

Bates White LLC

Date: December 19, 2005